Exhibit 99.1

Ocean Bio-Chem, Inc. Reports Record 2021 First Quarter Net Sales - Increase of 68% or $5.3 million

FORT LAUDERDALE, FL, April 19, 2021 - Ocean Bio-Chem, Inc. (NASDAQ: OBCI), parent of Star brite, Inc., announced today record net sales for the first quarter of 2021. For the first quarter of 2021, net sales were approximately $13.1 million, compared to approximately $7.8 million for the first quarter of 2020, an increase of approximately 68% or $5.3 million.

Peter Dornau, President and CEO commented, “Our first quarter net sales continued to be exceptionally strong, building on the success of our outstanding 2020 results. The unprecedented growth of core products is attributable to the many customers we serve in several markets. The Company’s sales increased across the board to marine retailers and wholesale distributors, as well as online customers. In addition, the Company realized specific sales increases in specialty sporting goods stores, major national auto chains, and RV markets”.

Mr. Dornau continued, “One of the core strengths of our Company and reason for our current success is a smart inventory investment strategy. Through leveraging our long-standing relationships with our supply chain partners and streamlining our management systems, we have been able to keep production flowing, while many other companies are experiencing disruptions. In an era of raw material shortages often resulting in delayed or missed sales, our Company has been able to meet our customers’ needs and keep orders filled.”

Mr. Dornau concluded, “We are hopeful that the boating season breaks early. Good weather coupled with an increase in the number of recreational boaters should bode well for a continued strong pace of incoming sales orders.”

About Ocean Bio-Chem, Inc.

Ocean Bio-Chem, Inc. manufactures, markets and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets under the Star brite®, Star Tron®, Performacide® and Odor Star® within the United States and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products.

The Company’s web sites are: www.oceanbiochem.com, www.starbrite.com, www.startron.com and www.performacide.com

Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, our estimated sales for the first quarter ending March 31th 2021, continued strong order pace, strong boating season and continued uninterrupted supply of raw materials constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe,” “may,” “will,” “expect,” “anticipate,” “intend,” or “could,” including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in Part I, Item 1A (“Risk Factors”) in our annual report on Form 10-K for the year ended December 31, 2020.

Contact:

Peter Dornau
CEO & President
Pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280